Exhibit 99.1

News Release

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8622	Houston, Texas 77210-4740

BHI Files Application with the Ontario Securities Commission

HOUSTON, Texas – January 14, 2005. Baker Hughes Incorporated (BHI – NYSE) announced today that it has applied to the Ontario Securities Commission to be deemed to have ceased to be a reporting issuer in Ontario, Canada. Baker Hughes, which has never been listed on any Canadian stock exchange, was required to make periodic regulatory filings with the Ontario Securities Commission because the former Hughes Tool Company was listed on the Toronto and Montreal Exchanges prior to the 1987 formation of Baker Hughes. If relief is granted, Baker Hughes will not be a reporting issuer or the equivalent in any jurisdiction in Canada and will not be required to make separate regulatory filings in Canada.

The company has undertaken to the Ontario Securities Commission to continue to deliver all disclosure material required by U.S. securities law to be delivered to security holders resident in the United States to its security holders in Ontario and Canada in the manner and at the time required by U.S. securities law and U.S. market requirements. This information is also available to stockholders on the Internet at http://www.bakerhughes.com/investor/ and through the U.S. Securities and Exchange Commission website at http://www.sec.gov/.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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NOT INTENDED FOR BENEFICIAL HOLDERS